Pricing Supplement dated June 4, 2003                             Rule 424(b)(3)
(To Prospectus dated November 21, 2001 and                    File No. 333-72304
Prospectus Supplement dated April 18, 2003)                  Cusip No. 72447WAG4



                                PITNEY BOWES INC.

                   Global Medium-Term Notes - Floating Rate


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Principal amount:$200,000,000                      Initial interest rate:  1.21%

Agent's discount or commission: 0%            Original issue date:  June 9, 2003

Net proceeds to Pitney Bowes: $200,000,000   Stated maturity date:  June 9, 2005
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Interest rate basis:
    [ ] CD rate                [ ] Federal funds rate   [ ] Treasury rate
    [ ] CMT rate (see below)   [X] LIBOR (see below)    [ ] Prime rate
    [ ] Commercial paper rate  [ ] EURIBOR              [ ] Other (see attached)

If LIBOR:
      [ ] LIBOR Reuters page:
      [X] LIBOR Telerate page:  3750
      LIBOR currency:  USD

If CMT rate:
      [ ] Telerate page 7051
      [ ] Telerate page 7052
         [ ] Weekly average
         [ ] Monthly average

Spread (+/-): - 0.03%                  Maximum interest rate limitation, if any:

Spread multiplier:                     Minimum interest rate limitation, if any:

Index maturity:  3 Months

Initial interest reset date:  September 9, 2003

Interest reset dates:    Quarterly on the 9th of each September, December,
                         March and June

Interest payment dates:  Quarterly on the 9th of each September, December,
                         March and June

Interest determination dates:  Two London business days preceding the interest reset date

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Calculation agent:  SunTrust Bank

Day count convention:
     [X] Actual/360
     [ ] Actual/actual
     [ ] 30/360

Redemption:
     [X] The notes cannot be redeemed prior to the stated maturity date.
     [ ] The notes can be redeemed prior to the stated maturity date.
         Initial redemption date:
         Initial redemption percentage:  ____%
         Annual redemption percentage reduction: ____% until redemption percentage is 100% of the principal amount.

Tax Redemption: [ ] Yes   [X] No

Repayment:
     [X] The notes cannot be repaid prior to the stated maturity date.
     [ ] The notes can be repaid prior to the stated maturity date at the option of the holder of the notes.
         Optional repayment date(s):
         Optional repayment price(s):

Additional amounts payable: [ ] Yes [X] No

Specified currency (if other than U.S. dollars):

Authorized denomination (if other than U.S. $1,000 and integral multiples thereof):

Exchange rate agent, if any:

Original issue discount:    [ ] Yes [X] No
         Issue Price:
         Total amount of OID:
         Yield to maturity:
         Initial accrual period OID:

Exchange listing:  [ ] Yes   [X] No
         Exchange:

Form:
     [X] Book-entry (to be held on behalf of The Depository Trust Company)
     [ ] Book-entry (to be held by a common depositary for Clearstream Banking
         S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System)
     [ ] Book-entry (The Depository Trust Company and common depositary)
     [ ] Individually certificated

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
Agent:
     [ ] J.P. Morgan Securities Inc.
     [ ] ABN AMRO Incorporated
     [ ] Barclays Capital Inc.
     [X] Citigroup Global Markets Inc.
     [X] Deutsche Bank Securities Inc.
     [ ] Goldman, Sachs & Co.
     [ ] Morgan Stanley & Co. Incorporated
     [ ] Other: __________________________

Agent acting in the capacity as indicated below:
     [ ] Agent      [X] Principal

If as principal:
     [X] The notes are being offered at varying prices related to prevailing market prices at the time of resale.
     [ ] The notes are being offered at a fixed initial public offering price of ____% of the principal amount.

If as Agent:
     The Notes are being offered at a fixed initial public offering price of ____% of the principal amount.

Other provisions:  None.





              Terms have been completed as applicable to this transaction.



                                    (3)